                                                                   EXHIBIT 10.39



                           SECOND AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


                                 --------------



                                Mellon Bank, N.A.

                                    as lender


                                 --------------



                  Tender Loving Care Health Care Services, Inc.

                                       and

                                Related Affiliates

                                  as borrowers


                                 --------------




                               September 24, 1999

                                TABLE OF CONTENTS


     SECTION 1 - DEFINITIONS AND INTERPRETATION  . . . . . . . . . . . . . . . . Page 1
               1.1  Terms Defined  . . . . . . . . . . . . . . . . . . . . . . . Page 1
               1.2  Accounting Principles  . . . . . . . . . . . . . . . . . . . Page 6

     SECTION 2 - THE LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 6
               2.1  Revolving Credit - Description . . . . . . . . . . . . . . . Page 6
               2.2  Revolving Credit - Borrowing Base  . . . . . . . . . . . . . Page 7
               2.3  Revolving Credit - Termination by Borrowers  . . . . . . . . Page 7
               2.4  Collections, Disbursements and Borrowing Availability  . . . Page 7
               2.5  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . Page 8
               2.6  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 8
               2.7  Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . Page 9
               2.8  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . Page 9
               2.9  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . Page 10
               2.10 Nature of Liability  . . . . . . . . . . . . . . . . . . . . Page 10

     SECTION 3 - COLLATERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
               3.1  Description  . . . . . . . . . . . . . . . . . . . . . . . . Page 10
               3.2  Lien Documents . . . . . . . . . . . . . . . . . . . . . . . Page 11
               3.3  Other Actions  . . . . . . . . . . . . . . . . . . . . . . . Page 11
               3.4  Searches . . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
               3.5  Landlord's Waivers . . . . . . . . . . . . . . . . . . . . . Page 11
               3.6  Filing Security Agreement  . . . . . . . . . . . . . . . . . Page 12
               3.7  Power of Attorney  . . . . . . . . . . . . . . . . . . . . . Page 12
               3.8  Management Support Agreements and Fraud Guarantees . . . . . Page 12
               3.9  Application of Collateral Proceeds . . . . . . . . . . . . . Page 12
               3.10 Nature of Collateral . . . . . . . . . . . . . . . . . . . . Page 12

     SECTION 4 - CLOSING AND CONDITIONS PRECEDENT TO ADVANCES  . . . . . . . . . Page 12
               4.1  Resolutions, Opinions, and Other Documents . . . . . . . . . Page 12
               4.2  Absence of Certain Events  . . . . . . . . . . . . . . . . . Page 13
               4.3  Warranties and Representations at Closing  . . . . . . . . . Page 13
               4.4  Compliance with this Agreement . . . . . . . . . . . . . . . Page 13
               4.5  Officer's Certificate  . . . . . . . . . . . . . . . . . . . Page 13
               4.6  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . Page 14
               4.7  Waiver of Rights . . . . . . . . . . . . . . . . . . . . . . Page 14

     SECTION 5 - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . Page 14
               5.1  Corporate Organization and Validity  . . . . . . . . . . . . Page 14
               5.2  Place of Business  . . . . . . . . . . . . . . . . . . . . . Page 14
               5.3  Pending Litigation . . . . . . . . . . . . . . . . . . . . . Page 14
               5.4  Title to Properties  . . . . . . . . . . . . . . . . . . . . Page 15
               5.5  Patents and Trademarks . . . . . . . . . . . . . . . . . . . Page 15
               5.6  Governmental Consent . . . . . . . . . . . . . . . . . . . . Page 15
               5.7  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 15
               5.8  Financial Statements . . . . . . . . . . . . . . . . . . . . Page 15
               5.9  Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . Page 15
               5.10 Subsidiaries and Affiliates  . . . . . . . . . . . . . . . . Page 15
               5.11 Guarantees, Contracts, etc.  . . . . . . . . . . . . . . . . Page 15
               5.12 Government Regulations, etc. . . . . . . . . . . . . . . . . Page 16
               5.13 Business Interruptions . . . . . . . . . . . . . . . . . . . Page 17
               5.14 Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 17

               5.15 Other Associations . . . . . . . . . . . . . . . . . . . . . Page 17
               5.16 Environmental Matters  . . . . . . . . . . . . . . . . . . . Page 17
               5.17 Regulation O . . . . . . . . . . . . . . . . . . . . . . . . Page 17
               5.18 Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . Page 17
               5.19 Interrelationship of Borrowers . . . . . . . . . . . . . . . Page 18
               5.20 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . Page 18
               5.21 Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . Page 18
               5.22 Trade Creditors  . . . . . . . . . . . . . . . . . . . . . . Page 18

     SECTION 6 - BORROWERS' AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . Page 18
               6.1  Payment of Taxes and Claims  . . . . . . . . . . . . . . . . Page 18
               6.2  Maintenance of Properties, Collateral and Corporate
                     Existence . . . . . . . . . . . . . . . . . . . . . . . . . Page 19
               6.3  Places of Business . . . . . . . . . . . . . . . . . . . . . Page 20
               6.4  Business Conducted . . . . . . . . . . . . . . . . . . . . . Page 20
               6.5  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . Page 20
               6.6  Issue Taxes  . . . . . . . . . . . . . . . . . . . . . . . . Page 20
               6.7  Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . Page 20
               6.8  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . Page 20
               6.9  Submission of Collateral Documents . . . . . . . . . . . . . Page 21
               6.10 Other Governmental Contracts . . . . . . . . . . . . . . . . Page 21
               6.11 Warranties for Future Advances . . . . . . . . . . . . . . . Page 21
               6.12 Financial Covenants  . . . . . . . . . . . . . . . . . . . . Page 21
               6.13 Financial and Business Information . . . . . . . . . . . . . Page 22
               6.14 Officers' Certificates . . . . . . . . . . . . . . . . . . . Page 23
               6.15 Inspection . . . . . . . . . . . . . . . . . . . . . . . . . Page 23
               6.16 Tax Returns and Reports  . . . . . . . . . . . . . . . . . . Page 24
               6.17 Information to Participant . . . . . . . . . . . . . . . . . Page 24
               6.18 Material Adverse Developments  . . . . . . . . . . . . . . . Page 24
               6.19 Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . Page 24
               6.20 Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . Page 24
               6.21 Retention of Consultant  . . . . . . . . . . . . . . . . . . Page 24
               6.22 Reduction in Salaries  . . . . . . . . . . . . . . . . . . . Page 25
               6.23 Payment Plan . . . . . . . . . . . . . . . . . . . . . . . . Page 25

     SECTION 7 - BORROWERS' NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . Page 25
               7.1  Merger, Consolidation, Dissolution or Liquidation  . . . . . Page 25
               7.2  Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . Page 25
               7.3  Liens and Encumbrances:  . . . . . . . . . . . . . . . . . . Page 25
               7.4  Transactions With Affiliates or Subsidiaries . . . . . . . . Page 26
               7.5  Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . Page 26
               7.6  Distributions, Redemptions and Other Indebtedness  . . . . . Page 26
               7.7  Loans and Investments  . . . . . . . . . . . . . . . . . . . Page 26
               7.8  Use of Lender's Name . . . . . . . . . . . . . . . . . . . . Page 26
               7.9  Change in Capital Stock  . . . . . . . . . . . . . . . . . . Page 26
               7.10 Miscellaneous Covenants  . . . . . . . . . . . . . . . . . . Page 27
               7.11 Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . Page 27
               7.12 Transactions with Staff Builders and ATC Group . . . . . . . Page 27

     SECTION 8 - DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 27
               8.1  Events of Default  . . . . . . . . . . . . . . . . . . . . . Page 27
               8.2  Rights and Remedies on Default . . . . . . . . . . . . . . . Page 29
               8.3  Nature of Remedies . . . . . . . . . . . . . . . . . . . . . Page 30
               8.4  Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . Page 31
               8.5  Cross-Default and Cross-Collateralization  . . . . . . . . . Page 31

     SECTION 9 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . Page 32
               9.1  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . Page 32
               9.2  Integrated Agreement . . . . . . . . . . . . . . . . . . . . Page 33
               9.3  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 33
               9.4  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 33
               9.5  Expenses of Lender . . . . . . . . . . . . . . . . . . . . . Page 33
               9.6  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . Page 33
               9.7  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . Page 34
               9.8  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . Page 34
               9.9  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . Page 34
               9.10 Successors and Assigns . . . . . . . . . . . . . . . . . . . Page 35
               9.11 Duplicate Originals  . . . . . . . . . . . . . . . . . . . . Page 35
               9.12 Modification . . . . . . . . . . . . . . . . . . . . . . . . Page 35
               9.13 Signatories  . . . . . . . . . . . . . . . . . . . . . . . . Page 35
               9.14 Third Parties  . . . . . . . . . . . . . . . . . . . . . . . Page 35
               9.15 Discharge of Taxes, Borrowers's Obligations, Etc.  . . . . . Page 35
               9.16 Withholding and Other Tax Liabilities  . . . . . . . . . . . Page 35
               9.17 Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . Page 36
               9.18 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . Page 36
               9.19 Future Commitments . . . . . . . . . . . . . . . . . . . . . Page 36

                           EXHIBIT LIST

Exhibit 4.1(h)           Financial Projections of Borrowers
Exhibit 5.1         --   Jurisdictions of Foreign Qualification to do Business
Exhibit 5.2         --   Places of Business
Exhibit 5.3         --   Litigation
Exhibit 5.4         --   Existing Liens and Claims
Exhibit 5.5         --   Patents, Copyrights, Trademarks, Licenses, Franchises,
                          etc.
Exhibit 5.8         --   Tax Identification Numbers
Exhibit 5.10        --   Subsidiaries and Affiliates
Exhibit 5.11        --   Existing Guaranties, Investments and Borrowings
Exhibit 5.12(b)     --   Employee Benefit Plans
Exhibit 5.12(c)     --   Certificates of Need, Qualified Payor Contracts, and
                          Provider Numbers
Exhibit 5.13        --   Business Interruptions
Exhibit 5.14        --   Names
Exhibit 5.15        --   Other Associations
Exhibit 5.16        --   Environmental Matters
Exhibit 5.18        --   Capital Stock; Warrants; Options
Exhibit 7.4(a)      --   Transactions with Affiliates or Subsidiaries
Exhibit 7.6         --   Distributions, Redemptions and other Indebtedness
Exhibit 7.12        --   Transactions with Staff Builders and ATC Group

                           SECOND AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

     This Second Amended and Restated Loan and Security Agreement ("Agreement"), dated September 24, 1999, is entered into by and among each of the corporations referred to as a Borrower on the signatures pages attached hereto (each of the foregoing individually, a "Borrower" and collectively, "Borrowers"), and Mellon Bank, N.A. ("Lender").


                                   Background

     A. Borrowers (except for TLC (as defined below)), each member of the ATC Group (as defined below) and Staff Builders (as defined below) (collectively, "Original Borrowers"), and Lender entered into a certain Amended and Restated Loan and Security Agreement, dated January 8, 1997 ("Existing Loan Agreement"), and related instruments, agreements, and documents with Lender to reflect certain financing arrangements between the parties. The terms and conditions of the financing arrangements reflected by the Existing Loan Agreement were modified as a result of various letters and amendment documents ("Amendment Documents") exchanged among the parties. The Existing Loan Agreement, as amended, and all other instruments, documents, and agreements related thereto or executed in connection therewith, are sometimes referred to herein collectively as the "Existing Loan Documents."

     B. Although Staff Builders and each member of the ATC Group have been and remain liable for all obligations and liabilities of Borrowers under the Existing Loan Documents and under this Agreement, the members of the ATC Group (as a result of the Amendment Documents) and Staff Builders (as a result of the execution of this Agreement and other agreements between Staff Builders and Lender) are no longer designated and considered Borrowers under the Existing Loan Documents or under this Agreement, and have obtained direct financing from Lender pursuant to separate agreements among such parties (collectively, the "ATC Loan Documents").

     C. Original Borrowers have notified Lender that a plan has been approved by the Board of Directors of Staff Builders to separate its home healthcare business from its supplemental staffing business and to create two separate, publically-traded companies, one engaged exclusively in providing home healthcare services and the other engaged exclusively in providing supplemental staffing services (the "Spin-Off"). After consummation of Spin-Off, the publically-traded company engaged exclusively in home healthcare services shall be TLC and the publically-traded company engaged exclusively in providing supplemental staffing services shall be Staff Builders.

     D. At Borrowers' request, prior to the proposed Spin-Off, Lender and Borrowers desire to modify the terms and conditions of the Existing Loan Agreement as more fully set forth herein.

                              Terms and Conditions.

     NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made a part hereof, the parties hereto, intending to be legally bound hereby, promise and agree as follows:


                   SECTION 1 - DEFINITIONS AND INTERPRETATION

     1.1 Terms Defined: As used in this Agreement, the following terms shall have the following respective meanings:

          Account - Any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

          Advance(s) - Any monies advanced or credit extended to Borrowers by Lender under the Revolving Credit.

          Affiliate - Any entity (other than a Subsidiary), which directly or indirectly through one or more intermediates controls or is controlled by or is under common control with any Borrower. Control may be by ownership, contract, or otherwise.

          ATC Group - ATC Healthcare Services, Inc., a Georgia corporation and ATC Staffing Services, Inc., a Delaware corporation.

          Book Net Worth - For any period, the amount by which all assets of Borrowers exceed all of Borrowers' Liabilities, as would be shown on a consolidated balance sheet of Borrowers prepared as of such date in accordance with GAAP.

          Borrower's Cash Collateral Account - Section 2.4(a).

          Borrower's Lockbox - Section 2.4(a).

          Business Day - Any day other than a Saturday, Sunday or legal holiday on which Lender is not open for business in Philadelphia, PA.

          Closing - Section 4.6.

          Closing Date - Section 4.6.

          Collateral - Section 3.1.

          Collateral Management Fee - Section 2.6(b).

          Contract Term - Section 2.1(c).

          Distribution -

          (1) Dividends or other distributions on capital stock of any of the Borrowers; and

          (2) The redemption, repurchase or acquisition of such stock or of warrants, rights or other options to purchase such stock other than for securities of any Borrower.

          EBITDA - For any period, the aggregate amount of Borrowers' combined net income (or loss), plus interest expense plus tax expense plus depreciation expense plus amortization expense, all as determined in accordance with GAAP.

          ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

          Event of Default - Section 8.1.

          Excess Borrowing Availability - An amount equal to the Revolving Credit Borrowing Base less the sum of: (i) the amount of Loans then outstanding and requested to be made as of the date of calculation thereof, plus (ii) any reserves against the borrowing availability formula under Subsection 2.2(i) and the line limit under Subsection 2.2(ii), or both.

          Excess Formula Availability - An amount equal to (i) an amount equal to the lesser of (A) eighty percent (80%) of Qualified Accounts or (B) the Maximum Revolving Credit Amount less (ii) the amount of Loans then outstanding and requested to be made as of the date of calculation thereof.

          Expenses - Section 9.5.

          Facility Fee - Section 2.6(c).

          GAAP - Generally accepted accounting principles applied in a manner consistent with the most recent audited consolidated financial statements of Borrowers furnished to Lender under Section 5 herein.

          Hazardous Substance - Section 5.16.

          HCFA - The Health Care Finance Administration of the Department of Health and Human Services.

          Lender's Cash Collateral Account - Section 2.4(a).

          Lender's Lockbox - Section 2.4(a).

          Liabilities - All liabilities of every kind of Borrowers as would be shown on a consolidated balance sheet of Borrowers prepared in accordance with GAAP.

          Lien - Any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property other than those which would not materially interfere with Borrowers' use of the Property or would not materially detract from the value of the Property. For the purposes of this Agreement, Borrowers shall be deemed to be the owners of any Property which they have acquired or hold subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

          Loan Documents - This Agreement, the Revolving Credit Note, the Stock Pledge Agreements, the Surety Agreements, the Lockbox Agreement, the Trademark Security Agreement, and each other document, instrument or agreement required to be executed and/or delivered hereby, as amended from time to time.

          Loan Satisfaction Date - Section 2.6(c).

          Loans - All advances and extensions of credit under the Revolving Credit.

          Lockbox Agreement - Section 2.4(a).

          Material Adverse Effect - A material adverse effect on the business, Property, financial condition or results of operations of any Borrower, or the ability of any Borrower to perform under this Agreement.

          Maximum Revolving Credit Amount - Section 2.1(a).

          MSXI - MSX International Engineering Services, Inc.

          Obligations - All existing and future liabilities of Borrowers to Lender, including, without limitation, indebtedness evidenced under the Revolving Credit Note issued pursuant hereto, the Loans, repayment of cash advances, all existing and future obligations of Borrowers as sureties for the obligations of the ATC Group and Staff Builders to Lender, all fees and charges owing by Borrowers, and all other liabilities and obligations of every kind or nature whatsoever of Borrowers to Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including, without limitation, any extensions, modifications, substitutions, increases and renewals thereof, and substitutions therefor; the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights hereunder and in the Collateral in accordance with the terms of this Agreement; and the payment of all Expenses.

          Person - An individual, partnership, corporation, trust, unincorporated association or organization, joint venture or any other entity.

          Prime Rate - That per annum rate designated or announced by Lender at its principal office from time to time as its prime rate of interest, which may be greater or less than other interest rates charged by Lender to other borrowers and is not solely based or dependent upon the interest rate which Lender may charge any particular borrower or class of borrowers.

          Property - Any interest of any Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          Qualified Accounts - All Accounts of a Borrower meeting all the following specifications as determined by Lender in its sole discretion: (i) the Account is lawfully and solely owned by any Borrower and subject to no Lien (other than the Liens of Lender), or other assignment, and such Borrower has the right of assignment thereof and the power to grant a security interest therein;
(ii) the Account is valid and enforceable, arising from the rendition of health care services actually rendered by a Borrower in the ordinary course of its business; (iii) the Account is due and owing from a Qualified Payor that has been approved by Lender under a Qualified Payor Contract acceptable to Lender (or in the case of home health care or private duty services provided to an individual where the contract is with the individual and not the Qualified Payor, the Account is due and owing from such individual but is subject to reimbursement by a Qualified Payor) and is not outstanding more than one-hundred twenty (120) days from the Friday of the week in which the services are performed; (iv) the Account is not subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, allowance or adjustment of any kind (provided that only the portion of the Account which is subject to any such defense, set-off, counterclaim, deduction, discount, credit, chargeback, allowance or adjustment shall not be deemed a Qualified Account);
(v) the Account is not subject to any limitations which would make payment by a Qualified Payor conditional; (vi) the Qualified Payor is not a Subsidiary or Affiliate of any Borrower; (vii) no notice of the bankruptcy, receivership, reorganization or insolvency of the Qualified Payor has been received by any Borrower; (viii) the Account is not from a Qualified Payor having its principal place of business or executive office outside the United States; (ix) no Borrower has received any note, trade acceptance, draft or other instrument with respect to or in payment of the Account; (x) there has been no material adverse change in the Qualified Payor's financial condition since the date of Lender's approval of such Qualified Payor; (xi) not more than fifty (50%) percent of the aggregate Accounts from the Qualified Payor obligated on the Account are outstanding more than one hundred and twenty (120) days past their invoice date;
(xii) the aggregate of Accounts from the Qualified Payor does not exceed such percentage of Borrowers' total Accounts as may be established by Lender from time to time; (xiii) the Account meets such other specifications and requirements as may be established by Lender from time to time. Under no circumstances will

Lender advance against any Account or portion of any Account to the extent such Account or portion thereof is payable by an individual recipient of services unless such obligation is subject to reimbursement by a Qualified Payor. No Account arising from services provided by any Borrower as part of a joint venture between such Borrower and any Person shall be a Qualified Account. In the event of any dispute concerning the foregoing criteria as to whether an Account is, or has ceased to be, a Qualified Account, the decision of Lender in the exercise of its sole discretion, shall control.

          Qualified Payor - Any of the following Persons obligated on any
Account: (i) any federal, state or county government entity administering any Medicaid program except for (A) any such Account which originated in the States of Connecticut and Massachusetts or (B) any such Account which originated in a State which notifies Borrowers that an overpayment has allegedly been made to any Borrower, which claim cannot be resolved within the customary time period established pursuant to such State's administrative procedure; (ii) any commercial payor acceptable to Lender in Lender's sole discretion; and (iii) any hospital, other managed care payor or Person (excluding individuals) acceptable to Lender in Lender's sole discretion.

          Qualified Payor Contract - Any written agreement, between any Borrower and any Qualified Payor, who agrees to pay for health care services rendered on behalf of such Borrower.

          Restructuring Fee - Section 2.6(d).

          Revolving Credit - Section 2.1(a).

          Revolving Credit Borrowing Base - Section 2.2.

          Revolving Credit Maturity Date - February 29, 2000.

          Revolving Credit Note - Section 2.1(b).

          Revolving Credit Prime Based Rate - Prime Rate plus two percent
(2.0%).

          Staff Builders - Staff Builders, Inc., a Delaware corporation.

          Stock Pledge Agreements - Section 3.2(b).

          Subsidiary - Any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by any of the Borrowers or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by any of the Borrowers.

          Support Agreements - Section 3.8.

          Surety Agreements - Section 4.1(n).

          TLC - Tender Loving Care Health Care Services, Inc., a Delaware corporation.

          Trademark Security Agreement - Section 4.1(n).

          UCC - Uniform Commercial Code.

          Unfunded Capital Expenditures - Any expenditure that would be classified as a capital expenditure on a consolidated statement of cash flows of Borrowers prepared in accordance with GAAP.

          Usage Fee - Section 2.6(a).

     1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.


                              SECTION 2 - THE LOANS

     2.1  Revolving Credit - Description:

          (a) Lender hereby establishes for the benefit of Borrowers a Revolving Line of Credit ("Revolving Credit") which shall include cash sums advanced and other credit extended by Lender to or for the benefit of Borrowers from time to time hereunder up to the maximum principal sum of Seventeen Million Dollars ($17,000,000) which shall be automatically reduced to: (i) Sixteen Million Seven Hundred Fifty Thousand Dollars ($16,750,000) on the earlier of: (A) October 29, 1999, or (B) the date of the Spin-Off, (ii) Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000), thirty (30) days after the date of the automatic reduction set forth in clause (i) above, and (iii) Sixteen Million Dollars ($16,000,000), thirty (30) days after the date of the automatic reduction set forth in clause (ii) above ("Maximum Revolving Credit Amount") at any one time outstanding, depending upon the requests of Borrowers, and the availability of Borrowers' Qualified Accounts and, based upon the Revolving Credit Borrowing Base, or on such other basis as Lender may determine in its sole discretion. On the date of any such automatic reduction, any and all principal amounts outstanding in excess of the then current Maximum Revolving Credit Amount shall be immediately due and payable in full. The outstanding balance under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrowers, and to be increased by future advances and extensions of credit which may be made by Lender to or for the benefit of Borrowers. For the purposes of this Agreement, any determination as to whether there is availability within the Revolving Credit Borrowing Base for advances or extensions of credit shall be determined by Lender in accordance with the provisions of Section 2.2 hereof and shall be final and binding upon Borrowers. Subject to availability under the Revolving Credit Borrowing Base, the fulfillment of any other conditions to borrowing contained in this Agreement and the absence of a continuing Event of Default or any event which with the giving of notice or passage of time or both would become an Event of Default, Borrowers may borrow, repay and reborrow from time to time during the Contract Term. Lender shall have the right to establish reserves against the Revolving Credit Borrowing Base in such amounts and with respect to such matters as Lender in its sole discretion, deems appropriate. Without limiting the generality of the foregoing, the parties have agreed that (x) a reserve is hereby established and shall remain in effect until the occurrence of the Spin-Off against the Revolving Credit Borrowing Base (against the borrowing availability formula under Subsection 2.2(i) and the line limit under Subsection 2.2(ii)) in an amount not to exceed Two Million Dollars ($2,000,000), provided that such reserve shall be equal to, on a daily basis, the dollar for dollar amount outstanding under the Permitted Overadvance under the ATC Loan Documents, and
(y) a separate reserve in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) is hereby established against the borrowing availability formula under Subsection 2.2(i) until such time as Lender has received evidence that a payment plan has been agreed upon in writing between Borrowers and HCFA in connection with the repayment of PIP overpayments and the audit adjustments for Medicare cost reports, under terms and conditions acceptable to Lender. Borrowers and Lender have agreed that the initial outstanding indebtedness under the Revolving Credit shall be $14,796,923.89, such amounts representing the principal obligations outstanding directly attributable to Borrowers under the revolving credit facility established under the Existing Loan Agreement, all such accounts due and owing to Lender without any deduction, defense, setoff, claim or counterclaim, of any nature. No such existing indebtedness is deemed satisfied, novated, discharged or extinguished by reason of the execution hereof.

          (b) At Closing, Borrowers shall execute and deliver a promissory note to Lender in form and substance acceptable to Lender ("Revolving Credit Note") to evidence its joint and several unconditional obligation to repay Lender for loans, advances, and extensions of credit made under the Revolving Credit, with interest as herein and therein provided. Each borrowing and extension of credit under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof. The Revolving Credit Note shall amend and restate in part (but does not novate, discharge or extinguish the absolute and unconditional obligation of Borrowers to repay the entire indebtedness evidenced by) that certain Amended and Restated Revolving Credit Note, dated January 8, 1997, executed by Original Borrowers to Lender, as amended, supplemented, or modified from time to time.

          (c) The term ("Contract Term") of the Revolving Credit shall expire on the Revolving Credit Maturity Date. On such date, all Obligations of Borrowers to Lender of every kind whatsoever in connection with the Revolving Credit, unless sooner accelerated by Lender in accordance with Section 8 below, shall be due and payable in full and after which date no further advances or extensions of credit shall be available from Lender.

     2.2 Revolving Credit - Borrowing Base: Subject to the terms and conditions of this Agreement, Advances to Borrowers under the Revolving Credit shall be considered against and shall at no time exceed up to the lesser of (i) eighty percent (80%) of Qualified Accounts, or (ii) the Maximum Revolving Credit Amount ("Revolving Credit Borrowing Base").

     2.3 Revolving Credit - Termination by Borrowers: Borrowers may, at any time prior to the last day of the Contract Term and on not less than ten (10) days prior written notice to Lender, terminate the Revolving Credit; provided however, that on such termination date Borrowers satisfy all outstanding Obligations (including, without limitation, the balance of any Facility Fee to which Lender is entitled pursuant to Section 2.6(c) below).

     2.4  Collections, Disbursements and Borrowing Availability:

          (a) Borrowers shall maintain a lockbox account(s) ("Lender's Lockbox") with Lender and a depository account(s) ("Lender's Cash Collateral Account") with Lender subject to the provisions of this subparagraph, and shall execute a lockbox agreement ("Lockbox Agreement") in form and substance acceptable to Lender, and such other agreements related thereto as Lender may require. Unless otherwise prohibited by applicable law, all collections of Accounts shall be paid directly from Qualified Payors into Lender's Lockbox from which funds shall be transferred to Lender's Cash Collateral Account, and from which funds shall be applied by Lender, daily, to reduce the outstanding indebtedness under the Revolving Credit with future advances and extensions of credit to be made by Lender under the conditions set forth in this Section 2. Those collections which, by applicable law, must be paid directly to Borrowers, shall be sent to a lockbox exclusively under Borrowers' control ("Borrowers' Lockbox"). Such remittances shall be deposited by Borrowers, if not prohibited by applicable law, directly into Lender's Cash Collateral Account or, if so prohibited then into a depository account ("Borrowers' Cash Collateral Account") established with Lender. Such remittances made by wire transfer shall be wired directly into Borrowers' Cash Collateral Account. All proceeds in Borrowers' Cash Collateral Account shall be automatically transferred, at the direction of Borrowers, on a daily basis, to Lenders' Cash Collateral Account. In the event that proceeds of other Collateral are received by Borrowers, such collections shall be held in trust for the benefit of Lender and remitted, in the form received, to Lender for deposit in Lender's Cash Collateral Account immediately upon receipt by Borrowers. All funds transferred from Lender's Cash Collateral Account shall, upon application to Borrowers' indebtedness to Lender, reduce the Revolving Credit loan balance, but for the purpose of calculating interest, shall be subject to a one (1) day clearance period. Interest shall be calculated to reflect such clearance period on the last day of the month based on the average daily cleared collections in Lender's Cash Collateral Account for such month. Borrower shall have no right of access to or withdrawal from the Lender's Lockbox or Lender's Cash Collateral Account.

          (b) Advances made by Lender under the Revolving Credit shall be made available to Borrowers by crediting such proceeds to the operating account with Lender of a Borrower as designated by Borrowers, or to any other operating account with Lender as Borrowers and Lender may agree in writing. Any Advances requested by any Borrower and all Advances credited to the foregoing account shall be deemed binding on and create obligations on behalf of all Borrowers. Advances will be made available to Borrowers on any Business Day after a telephonic request on behalf of any Borrower to Lender (made before 11:00 A.M. Philadelphia time) on such Business Day. If requested by Lender, at its option, Borrowers will confirm such request, in writing, within one (1) Business Day of any such telephonic request. Lender reserves its right to require Borrowers to provide a borrowing base certificate contemporaneously with each loan request. Lender may rely upon any and all telephonic and written requests purported to be made by any of the Borrowers through any of its authorized officers which have been authorized in writing by such Borrower for such purpose to Lender.

          (c) Lender may, in its sole discretion, charge the operating account of any or all of the Borrowers with Lender for all of Borrowers' Obligations to Lender as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses. Lender may further charge the Revolving Credit, at Lender's option, for any and all of Borrowers' Obligations to Lender as they become due from time to time.

     2.5  Interest:

          (a) Revolving Credit - The unpaid principal balance of Advances under the Revolving Credit shall bear interest, subject to the terms hereof, at the Revolving Credit Prime Based Rate. Interest shall be payable monthly, in arrears, on the first day of each calendar month.

          (b) Calculation of Interest - Interest shall be computed daily for the actual number of days elapsed, but calculated on the basis of a year of 360 days. Changes in the Prime Based Rate shall become effective on the same day as Lender announces a change in its Prime Rate.

          (c) Default Rate - After the occurrence and during the continuance of an Event of Default hereunder, interest shall accrue on the outstanding principal balance of the Loans at a per annum rate equal to two percent (2%) in excess of the contract rate.

          (d) Post Judgment Interest - Despite the entry of a judgment or judgments against any Borrower with respect to any of the Obligations, such Obligations will continue to earn interest at the applicable rate as set forth in this Section 2.5.

          (e) Applicable Interest Limitations - In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged and collected pursuant to the terms of the Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall promptly refund such excess interest to the Borrowers and such rate shall automatically be reduced to the maximum rate permitted by law.

     2.6  Fees:

          (a) Usage Fee - So long as the Revolving Credit is outstanding and has not been terminated, and the Obligations are not satisfied in full, Borrowers shall unconditionally pay to

Lender a fee ("Usage Fee") equal to Three Hundred Seventy-Five Thousandths percent (0.375%) per annum of the daily unused portion of the Revolving Credit, which fee shall be computed on a monthly basis in arrears and shall be due and payable on the first day of each month commencing on the first day of the first full month after Closing.

          (b) Collateral Management Fee - So long as the Revolving Credit has not been terminated pursuant to the terms hereof, and the Obligations are not satisfied in full, Borrowers shall unconditionally pay to Lender a non-refundable monthly collateral management fee ("Collateral Management Fee") of Eight Thousand Dollars ($8,000), payable monthly, in advance, beginning on the Closing Date and thereafter, on the first day of each successive month.

          (c) Facility Fee - Subject to the provisions of Section 2.3, Borrowers shall pay Lender a facility fee ("Facility Fee") on the dates and in the amounts designated on the following schedule:

          Date of Payment                    Amount of Payment
          ---------------                    -----------------

         On the date hereof                      $85,000

         November 30, 1999                0.875% of the then current
                                        Maximum Revolving Credit Amount

         December 30, 1999                0.875% of the then current
                                        Maximum Revolving Credit Amount

         January 31, 2000                 0.5% of the then current
                                        Maximum Revolving Credit Amount

     The above-described payments, upon being made, shall be non-refundable. The Facility Fee is deemed fully earned as of the date hereof; provided however, that if the Revolving Credit is terminated and all Obligations are satisfied in full on a date ("Loan Satisfaction Date") prior to any of the following dates:
(i) November 30, 1999, (ii) December 30, 1999, or (iii) January 31, 2000, then Borrowers shall not be required to make any of the payments designated in the above schedule to be paid on a date subsequent to the Loan Satisfaction Date.

     (d) Restructuring Fee. Contemporaneously with the execution of this Agreement, Borrowers shall unconditionally pay to Lender a non-refundable restructuring fee ("Restructuring Fee") of Eighty Five Thousand Dollars ($85,000).

     2.7 Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any additional capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender's capital with regard to the Revolving Credit is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrowers, from time to time, Borrowers shall pay Lender on demand such additional amount or amounts as shall compensate Lender for such reduction in Lender's rate of return. Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrowers. In determining such amount, Lender may use any method of averaging and attribution that it deems applicable, in its sole discretion.

     2.8 Payments: Except to the extent otherwise set forth in this Agreement, or as may be otherwise designated by Lender in writing, all payments of principal and of interest on the Revolving Credit, the Collateral Management Fee, the Usage Fee, the Facility Fee, all other charges and any other obligations of Borrowers hereunder, shall be made to Lender at Mellon Bank Center, 1735 Market Street, 6th Floor, Philadelphia, Pennsylvania, in lawful currency of the United States and in immediately available funds. Any and all payments received by Lender may be applied to the Obligations in such order as Lender may determine.

     2.9 Use of Proceeds: The extension of credit hereunder and proceeds of the Loans shall be used to refinance Borrowers' existing borrowed indebtedness and to provide working capital.

     2.10 Nature of Liability: All Obligations of Borrowers are expressly agreed by each of them to be joint and several.


                             SECTION 3 - COLLATERAL

     3.1 Description: As security for the payment of the Obligations of Borrowers and satisfaction by Borrowers of all covenants and undertakings contained in this Agreement and the other Loan Documents (and without impairing or limiting the validity, enforceability or priority of any existing lien or security interest of Lender in any Property of any Borrower),

          (a) each Borrower hereby assigns and grants to Lender a continuing first (other than as described in Section 5.4 hereof) lien on and security interest in, upon and to the following Property ("Collateral"):

               (i) Accounts, Contract Rights, Etc. - All of such Borrower's now owned and hereafter acquired or arising accounts, accounts receivable, notes receivable, contract rights, chattel paper, documents (including documents of title), instruments, invoices;

               (ii) Inventory - All of such Borrower's now owned or hereafter acquired inventory of every nature and kind, wherever located;

               (iii) General Intangibles - All of such Borrower's now owned and hereafter acquired or arising general intangibles of every kind and description, including, but not limited, to all existing and future customer lists, choses in action, claims, books, records, patents and patent applications, copyrights, trademarks, trade names, trade styles, trademark applications, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, franchises, franchise agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance policies, and computer information, software, records, data;

               (iv) Equipment - All of such Borrower's now owned and hereafter acquired equipment, including without limitation, machinery, vehicles, furniture and fixtures, wherever located, and all replacements, parts, accessories, substitutions and additions thereto;

               (v) Deposit Accounts - All of such Borrower's now existing and hereafter acquired or arising deposit accounts of every nature, wherever located, and all documents and records associated therewith;

               (vi) Property in Lender's Possession - All Property of such Borrower, now or hereafter in Lender's possession;

               (vii) Investment Property - All Investment Property of such Borrower now existing or hereafter acquired; and

               (viii) Proceeds - The proceeds (including, without limitation, insurance proceeds) of all of the foregoing.

          (b) Lender shall receive and have at all times a pledge of all of the issued and outstanding capital stock in each Borrower (subject to Section 8.5(c) below), and in all distributions, and proceeds with respect to each such pledge of capital stock.

     3.2 Lien Documents: At Closing and thereafter as Lender reasonably deems necessary, Borrowers shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender):

          (a) Financing Statements - Financing statements pursuant to the UCC, which Lender may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Lender deems appropriate; and

          (b) Stock Pledge Agreements with Stock Certificates and Blank Stock Powers - Stock pledge agreements ("Stock Pledge Agreements") covering the stock described in Section 3.1 above accompanied by delivery of original stock certificates representing all stock of every kind and nature of each Borrower, together with stock powers, duly executed in blank by the owner thereof for the stock of any Borrower which it owns.

          (c) Other Agreements - Any other agreements, documents, instruments and writings required to evidence, continue, perfect or protect Lender's lien and security interest in the Collateral required hereunder or as Lender may reasonably request from time to time.

     3.3 Other Actions: In addition to the foregoing, Borrowers shall do anything further that may be lawfully and reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender's request, Borrowers shall also immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock certificates, other certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

     3.4 Searches: Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time at Borrowers' expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrowers in this Agreement):

          (a) UCC searches with the Secretary of State and local filing office of each state where any Borrower maintains its executive offices, a place of business, or assets;

          (b) Judgment, federal tax lien and corporate tax lien searches, in each county of each state searched under subparagraph (a) above.

          Borrowers shall, prior to or at Closing and at their expense, obtain and deliver to Lender good standing certificates showing each Borrower to be in good standing in its state of incorporation and in each other state in which it is doing and presently intends to do business for which qualification is required, except where the failure to be so qualified or in good standing does not have a Material Adverse Effect.

     3.5 Landlord's Waivers: Borrowers shall use its good faith efforts to cause the owner of the premises occupied by or to be occupied by each Borrower to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon.

     3.6 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

     3.7 Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each of the Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (1) endorse the name of any Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to any Borrower and constitute collections on such Borrowers' Accounts; (2) execute in the name of any Borrower any financing statements, schedules, assignments, instruments, documents and statements that any Borrower is obligated to give Lender hereunder; and (3) do such other and further acts and deeds in the name of Borrowers that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral or perfect Lender's security interest or lien in the Collateral.

     3.8 Management Support Agreements and Fraud Guarantees: A management support agreement and fraud guarantee ("Support Agreement"), each in favor of and in form and substance acceptable to Lender, shall be executed and delivered to Lender by Stephen Savitsky, David Savitsky, Dale Clift and Willard Derr.

     3.9 Application of Collateral Proceeds. Except to the extent otherwise agreed by Lender in writing, all collections and proceeds of Collateral at any time and from time to time generated from the Collateral which may at any time be received by any Borrower are to be held in trust for Lender and immediately paid to Lender for application to the Obligations.

     3.10 Nature of Collateral: Borrowers confirm and agree that all security interests and liens granted to Lender hereunder shall be deemed continuing unimpaired and in full force and effect until all Obligations hereunder are satisfied in full.


            SECTION 4 - CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

     Closing is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender's counsel):

     4.1 Resolutions, Opinions, and Other Documents: Borrowers shall have delivered to Lender the following:

          (a) this Agreement and the Revolving Credit Note all properly executed by each Borrower;

          (b) each Loan Document including, without limitation, the Stock Pledge Agreements, required to be executed by Borrowers or by any other Person under any provision of this Agreement or any related agreement;

          (c) certified copies of (i) resolutions of the board of directors of each Borrower, Staff Builders, and each member of the ATC Group authorizing the execution and performance of each of the Loan Documents to which each is a party which is required to be delivered by any Section hereof and (ii) the certificate or articles of incorporation and bylaws of each Borrower, Staff Builders, and each member of the ATC Group;

          (d) an incumbency certificate for each Borrower;

          (e) a good standing certificate for each Borrower;

          (f) a written opinion of Borrowers' general counsel addressed to Lender;

          (g) such financial statements, reports, certifications and other operational information required to be delivered hereunder, including, without limitation, an initial borrowing base certificate calculating the Revolving Credit Borrowing Base, and consolidated and consolidating income and cash flow statements of Borrowers for the period beginning March 1, 1999, through July 31, 1999;

          (h) complete financial projections for Borrowers, on a monthly and consolidated basis, for the period beginning September 1, 1999, through February 29, 2000, including profit and loss statements, income cash flow statements, balance sheets, borrowing availability calculations and negotiated payment plans, with supporting documentation and assumptions, all of which are satisfactory in form and substance to Lender in all respects, attached hereto and made part hereof as Exhibit "4.1(h)";

          (i) pro-forma balance sheets of Borrowers reflecting the sale of Chelsea Computer Consultants, Inc. by Staff Builders to MSXI and its effect on the profit and loss statements of Borrowers, with adjusting entries and explanations; and

          (j) certification by the chief financial officer of each Borrower that there has not occurred any material adverse change, since July 31, 1999, in the operations, condition (financial or otherwise) and business prospects of such Borrower as a whole;

          (k) payment of the Collateral Management Fee and Facility Fee;

          (l) all documents and agreements required with respect to the Collateral, including without limitation, financing statements;

          (m) executed Support Agreements;

          (n) surety agreements ("Surety Agreements"), in form and substance satisfactory to Lender, executed by Staff Builders and each member of the ATC Group in favor of Lender;

          (o) trademark security agreement ("Trademark Security Agreement"), in form and substance satisfactory to Lender, executed by Borrowers in favor of Lender; and

          (p) evidence that Borrowers have a minimum Excess Borrowing Availability of Two Million Dollars ($2,000,000) under the Revolving Credit Borrowing Base, which shall be calculated in a manner acceptable to Lender, in its sole discretion.

     4.2 Absence of Certain Events: At the Closing Date, no Event of Default hereunder shall have occurred and be continuing, and no event shall have occurred and be continuing which, with the passage of time, or the giving of notice, or both, would constitute an Event of Default hereunder.

     4.3 Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct on the Closing Date with the same effect as though made on and as of that date.

     4.4 Compliance with this Agreement: Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein which are required to be performed or complied with by Borrowers before or at the Closing Date, including, without limitation, the provisions of Section 6 hereof.

     4.5 Officer's Certificate: Each Borrower shall provide Lender with an officer's certificate signed by its chief executive officer certifying that all conditions to Closing contained in this Agreement have been fulfilled.

     4.6 Closing: Subject to the conditions of this Section, the Loans shall be made available on such date ("Closing Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof ("Closing") at such place as may be requested by Lender.

     4.7 Waiver of Rights: By completing the Closing hereunder, or by making advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrowers hereunder or any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and all of Lender's claims and rights resulting from any breach or misrepresentation by Borrowers are specifically reserved by Lender.


                   SECTION 5 - REPRESENTATIONS AND WARRANTIES

     Borrowers warrant and represent to Lender that:

     5.1  Corporate Organization and Validity:

          (a) Except as set forth on Exhibit "5.1" attached hereto and made part hereof, each of the Borrowers is a corporation duly organized and is validly existing under the laws of its state of incorporation, is duly qualified, is in good standing and has lawful power and authority to engage in business in each state where the nature and extent of its business requires qualification, except where the failure to be so qualified or in good standing does not have a Material Adverse Effect. A list of all states and other jurisdictions where Borrowers are qualified to do business is attached hereto as Exhibit "5.1" and made a part hereof.

          (b) The making and performance of this Agreement and each Loan Document required by any section hereof will not violate any law, government rule or regulation, or the charter, minutes or bylaw provisions of any of the Borrowers or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which any of the Borrowers is a party, or by which they are bound, except for violations or defaults which would not have a Material Adverse Effect. None of the Borrowers is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound or of its charter, minutes or its bylaws, except for violations which would not have a Material Adverse Effect.

          (c) Each of the Borrowers has all requisite corporate power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents.

          (d) This Agreement, the Revolving Credit Note to be issued hereunder, and all other Loan Documents, when delivered, will be valid and binding upon Borrowers and enforceable in accordance with their respective terms.

     5.2 Place of Business: The only places of business of each of the Borrowers, and the place where they keep and intend to keep their Property and records concerning their Property, are at the addresses listed in Exhibit "5.2" attached hereto and made part hereof.

     5.3 Pending Litigation: Except as set forth on Exhibit "5.3" attached hereto and made part hereof, there are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of any of the Borrowers, affecting any of the Borrowers in any court or before any governmental authority or arbitration board or tribunal. None of the Borrowers is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal.

     5.4 Title to Properties: Each Borrower has exclusive title to all Property it purports to own in fee simple (or its equivalent under applicable law) free from Liens and free from the claims of any other Person, except for (i) those Liens set forth on Exhibit "5.4" attached hereto and made part hereof, (ii) Liens of the type permitted in section 7.3, and (iii) Liens to be released or discharged contemporaneously with the Closing.

     5.5 Patents and Trademarks: Each Borrower owns or has the unconditional right to use all the patents, patent applications, trademarks, trademark applications, service marks, trade names, and copyrights, that are material for the present and planned future conduct of its business, without any known conflict with the rights of others. A list of all such patents, patent applications, trademarks, trademark applications and copyrights owned or otherwise possessed by Borrowers (indicating the nature of each Borrower's interest) is attached hereto as Exhibit "5.5", and made a part hereof. No Borrower is in default of any obligation or undertaking with respect to such Property or rights.

     5.6 Governmental Consent: Neither the nature of any Borrower or of its business or Property, nor any relationship between any or all Borrowers and any other Person, nor any circumstance affecting each Borrower in connection with the issuance or delivery of the Revolving Credit Note, is such as to require a consent, approval or authorization of, or filing (other than filing of UCC-1 financing statements), registration or qualification with, any governmental authority on the part of Borrowers in conjunction with the execution and delivery of this Agreement or the issuance or delivery of the Revolving Credit Note, or other Loan Documents.

     5.7 Taxes: To Borrowers' knowledge, all tax returns required to be filed by any Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrowers, or upon any of its Property, income or franchises, which are due and payable have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. To Borrowers' knowledge, none of the Borrowers are aware of any proposed additional tax assessment or tax to be assessed against or applicable to any of the Borrowers.

     5.8 Financial Statements: The fiscal year of each of the Borrowers ends on the last day of February. Each Borrower's federal tax identification number is listed on Exhibit "5.8" attached hereto and made a part hereof.

     5.9 Full Disclosure: Neither the financial statements referred to in
Section 5.8, nor this Agreement or related agreements and documents or any written statement furnished by Borrowers to Lender in connection with the negotiation of the Loans and contained in any financial statements or documents relating to the Collateral contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to any officer of any of the Borrowers which any of the Borrowers have not disclosed to Lender in writing, which materially affects adversely or may materially affect adversely all or any of the Borrowers' Property, business or financial condition or the ability of Borrowers to perform this Agreement.

     5.10 Subsidiaries and Affiliates: All Subsidiaries and Affiliates of Borrowers are listed on Exhibit "5.10" attached hereto and made part hereof.

     5.11 Guarantees, Contracts, etc.:

          (a) None of the Borrowers owns or holds any equity or long term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person other than a Borrower or a Subsidiary of a Borrower, except as described in Exhibit "5.11" attached hereto and made part hereof.

          (b) No Borrower is a party to any contract or agreement, or subject to any charter or other corporate restriction, which has a Material Adverse Effect.

          (c) Except as otherwise specifically provided in this Agreement, none of the Borrowers has agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a Lien not permitted by this Agreement, other than Liens that are being released or discharged contemporaneously with the Closing.

     5.12 Government Regulations, etc.:

          (a) The use of the proceeds of the Loans and Borrowers' issuance of the Revolving Credit Note, will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T, G and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. No Borrower owns or intends to carry or purchase any "margin security" within the meaning of said Regulations.

          (b) To the best of Borrowers' knowledge, except as disclosed on Exhibit "5.12(b)" attached hereto and made part hereof, (i) each Employee Benefit Plan, as defined in Section 3(3) of ERISA, (other than a multi-employer plan described in Section 3(37) of ERISA) maintained by a Borrower or in which any Borrower is a participating employer has been maintained in all material respects in accordance with its terms and with applicable law, and (ii) each such Employee Benefit Plan which is intended to be tax-qualified currently satisfies to the extent required by applicable law, and for all years subsequent to the establishment of such Plan and with respect to which Borrowers' income tax returns are open to audit, has satisfied, the requirements of Section 401(a) of the Code, except that if any such requirement has not been satisfied, the failure to satisfy such requirements has not had, and in the future will not have, a Material Adverse Effect (assuming the continued conduct of the Borrowers' business is substantially consistent with past practice), (iii) no such Employee Benefit Plan has engaged in or been involved in a non-exempt Prohibited Transaction (as defined in ERISA) under ERISA or the Internal Revenue Code, and (iv) no such Employee Benefit Plan has been terminated, which termination would have a Material Adverse Effect. Borrowers or any member of a Controlled Group (as defined in ERISA) including Borrowers, have not received notice of a claim asserted against Borrowers or other members of the Controlled Group for withdrawal liability (as defined in the Multiemployer Pension Plan Amendments Act of 1980, as amended) with respect to any multiemployer pension plan. Borrowers have timely made all contributions when due with respect to any multiemployer pension plan in which any of them participate and, no event has occurred triggering a claim against Borrowers or any member of a Controlled Group including Borrowers for withdrawal liability with respect to any multi-employer pension plan. All Employee Benefit Plans maintained by and multi-employer plans contributed to by any Borrower are listed on Exhibit 5.12(b) attached hereto and made a part hereof.

          (c) No Borrower is in violation of any applicable material statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, (including without limitation, environmental laws and regulations) and all Borrowers possess all material licenses, permits and governmental approvals needed to operate their business, except where such violation or failure to possess would not have a Material Adverse Effect. Each Borrower has obtained and currently has all certificates of need and Medicare and Medicaid provider numbers as are necessary to operate its business. A list of each Borrower's certificates of need, Qualified Payor Contracts, and provider numbers are listed on Exhibit "5.12(c)" attached hereto and made part hereof. All cost reports required to be filed with Qualified Payors have been filed.

          (d) Borrowers are current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

     5.13 Business Interruptions: Within one (1) year prior to the date hereof, neither the business, Property or operations of any of the Borrowers have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against any of the Borrowers. There are no pending or, to the Borrowers' knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by any of the Borrowers, other than disputes with individual employees, except as set forth on Exhibit "5.13" attached hereto and made part hereof.

     5.14 Names: Except as provided in Exhibit "5.14" attached hereto and made part hereof, none of the Borrowers have conducted business under or used any other names (whether corporate or assumed) except for their present corporate names. Each Borrower is the sole owner of its name, and any and all business done and all invoices represent sales and business of each respective Borrower conducted in such Borrowers' name.

     5.15 Other Associations: None of the Borrowers is engaged in any joint venture or partnership with any other Person or is a party to any franchise agreement or other arrangement except as listed on Exhibit "5.15" attached hereto and made part hereof.

     5.16 Environmental Matters: None of the Borrowers has knowledge, except as disclosed on Exhibit "5.16" attached hereto and made part hereof:

          (a) of the presence of any Hazardous Substances on any of the real property on which the Collateral is located, or

          (b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property, or

          (c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred, are presently occurring off such real properties or as a result of the activities of any of the Borrowers, or

          (d) of any notice, summons, citation or other communication sent to any Borrower from any state or federal agency concerning any intentional or unintentional action or conduct, inaction or omission, past or present which is or may be in violation of any state or federal environmental law, rule or regulation.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

     5.17 Regulation O: No director, executive officer or principal shareholder of any of the Borrowers is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms "director" (when used with reference to Lender), "executive officer" and "principal shareholder" have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

     5.18 Capital Stock: The authorized and outstanding capital stock of each of the Borrowers is as set forth on Exhibit "5.18" attached hereto and made part hereof. To the best of

Borrowers' knowledge, all of the capital stock of each of the Borrowers has been duly and validly authorized and issued and is fully paid and nonassessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except as provided in Exhibit 5.18, there are no subscriptions warrants, options, calls, commitments, rights or agreements by which any of the Borrowers or any of the shareholders of any of the Borrowers are bound relating to the issuance, transfer, voting or redemption of shares of its capital stock or any pre-emptive rights held by any Person with respect to the pre-emptive rights held by any party with respect to the shares of capital stock of any Borrower. Except as provided in Schedule 5.18, no Borrower has issued and currently has outstanding any securities convertible into or exchangeable for shares of its capital stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

     5.19 Interrelationship of Borrowers: Borrowers have common corporate purposes and interrelated business operations which compliment each other. The creation and implementation of the Revolving Credit will provide direct and indirect benefit, economic and otherwise, to all Borrowers regardless of which particular Borrower may receive from time to time advances from Lender under the Revolving Credit.

     5.20 Solvency: Each Borrower is able to pay its debts as they become due, has sufficient capital to carry on its business operations, and presently owns property having a fair salable value which is greater than the amount required to pay all of such Borrower's debts as they become due.

     5.21 Year 2000 Compliance: Each Borrower has reviewed the areas within its business and operations which could be adversely affected by, and have developed or is developing a program to address on a timely basis, the risk that certain computer applications used by such Borrower may be unable to recognize and perform properly sensitive functions prior to and after December 31, 1999 ("Year 2000 Problem"). The Year 2000 Problem is not reasonably expected to result in any Material Adverse Effect.

     5.22 Trade Creditors: Borrowers' projections attached hereto as Exhibit "4.1(h)", have been prepared by Borrowers (in consultation with their outside consultants) based on Borrower's diligent good faith analysis of their accounts payable and the timing of payments which will need to be made by them to continue their normal business operations at the sales levels shown in the projections and their relationship with their vendors.


                  SECTION 6 - BORROWERS' AFFIRMATIVE COVENANTS

     Borrowers covenant that until all of Borrowers' Obligations to Lender are paid and satisfied in full and the Revolving Credit has been terminated:

     6.1 Payment of Taxes and Claims: Borrowers shall pay, before they become delinquent,

          (a) all taxes, assessments and governmental charges or levies imposed upon any of them or upon the Collateral, and

          (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, which, if unpaid, might result in the imposition of a Lien upon its Property;

Provided, however, that Borrowers shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by Borrowers, and if Borrowers shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as Borrowers' title to, and its right to use, the Collateral are not materially adversely affected thereby and Lender's lien and priority on the Collateral are not materially and adversely affected, altered or impaired thereby.

     6.2  Maintenance of Properties, Collateral and Corporate Existence:

          (a) Property - Each of the Borrowers shall maintain its Property in good condition in all material respects and make all renewals, replacements, additions, betterments and improvements thereto in the ordinary course of such Borrowers' business, as Borrowers deem reasonably necessary in good faith in the exercise of its business judgment, and will pay and discharge when due the cost of repairs and maintenance to its Property.

          (b) Insurance - Borrowers shall maintain insurance on all insurable tangible Collateral against fire, flood, casualty and such other hazards as may be reasonably acceptable to Lender in such amounts, with such deductibles and with such insurers as may be acceptable to Lender in its reasonable judgment. The policies of all such casualty insurance shall contain standard Lender's Loss Payable Clauses issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrowers. At or prior to Closing, Borrowers shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may reasonably require. In the event Borrowers fail to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrowers, but Borrowers shall continue to be liable for the same. Each of the Borrowers hereby appoints Lender as such Borrowers' attorney-in-fact, exercisable at Lender's option, upon the occurrence and continuation of an Event of Default to endorse any check which may be payable to Borrowers in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this paragraph may be applied by Lender to any liabilities owing by Borrowers to Lender or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its sole judgment may from time to time determine.

          (c) Public and Products Liability Insurance - Borrowers shall maintain, and upon Lender's request, shall deliver to Lender evidence of, general liability and professional liability insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area.

          (d) Financial Records - Borrowers shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in their consolidated financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrowers shall backup its records of accounts daily, and its entire computer system weekly, and shall store such weekly information at a secure off-site facility acceptable to Lender.

          (e) Corporate Existence and Rights - Borrowers shall do (or cause to be done) all things necessary to preserve and keep in full force and effect their existence, good standing, rights and franchises, provided however, that any Borrower or Subsidiary of any Borrower may merge into another Borrower or dissolve and distribute its assets to another Borrower.

          (f) Compliance with Law - No Borrower shall be in violation of any laws, ordinances, governmental rules and regulations to which it is subject, and will not fail to obtain any licenses, permits, franchises or other governmental authorizations, necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain would have a Material Adverse Effect on the business, prospects, Property or financial condition of Borrowers collectively or the ability of Borrowers as a whole to perform under this Agreement.

          (g) Updated Qualified Payor Information: The certificates of need, provider numbers and Qualified Payor Contracts listed on Exhibit "5.12(c)" attached hereto and made part hereof shall not be amended, altered, suspended, terminated, or made provisional, in any material way, without prior written notice to Lender. Borrowers shall immediately notify Lender in writing of any Borrower's application for any new certificates of need, and any new provider numbers and Qualified Payor Contracts as well as the termination of any certificates of need or Qualified Payor Contracts.

          (h) Collection of Accounts - Each of the Borrowers shall continue to collect their Accounts in the ordinary course of their business subject to the provisions hereof.

     6.3 Places of Business: Each of the Borrowers shall give thirty (30) days prior written notice to Lender of any change in the location of any of their respective places of business (other than a move of any office other than the corporate office to a location within the same county), of the places where their records concerning their Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any, existing places of businesses.

     6.4 Business Conducted: Each of the Borrowers shall continue in the business presently operated by them using their best efforts to maintain their customers and goodwill, provided however, that any Borrower or a Subsidiary of any Borrower may merge into another Borrower or dissolve and distribute its assets to another Borrower. None of the Borrowers shall engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately prior to the Closing Date, or engage in business or lines of business which are not reasonably related thereto. No Subsidiary which is not a Borrower shall conduct any business.

     6.5 Litigation: Borrowers shall give prompt written notice to Lender of any litigation pending, or to their knowledge threatened or affecting Borrowers or any of them if the amount claimed is more than $50,000 unless fully covered by insurance less a deductible not to exceed $50,000.

     6.6 Issue Taxes: Borrowers shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Revolving Credit Note, and the recording of any Lien documents. The obligations of Borrowers under this Section
6.6 shall survive the payment of Borrowers' indebtedness hereunder and the termination of this Agreement.

     6.7 Bank Accounts: Each of the Borrowers shall maintain their major depository and disbursement account(s) with Lender and shall notify Lender, in writing, prior to opening any account(s) subsequent to the Closing Date at any bank or financial institution other than Lender.

     6.8 Employee Benefit Plans: Each Borrower will (a) fund all its Employee Benefit Plans in a manner that will satisfy the minimum funding standards of
Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA, (b) furnish Lender, promptly after the filing of the same, with copies of all annual reports (Form 5500) or other material statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all Employee Benefit Plans that are defined benefit plans, or which any of the Borrowers, or any material notices, any member of a Controlled Group, may receive from the United States

Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all Employee Benefit Plans that are defined benefit plans, or which any of the Borrowers, or any material notices, any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Employee Benefit Plans, and (c) promptly advise Lender of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA other than the type of event with respect to which the PBGC has waived the 30-day notice requirement of
Section 4043 of ERISA) or non-exempt Prohibited Transaction with respect to any such Employee Benefit Plan(s) and the action which Borrowers proposes to take with respect thereto. Borrowers will make all contributions when due with respect to any multi-employer pension plan in which any of them participates and will promptly advise Lender (i) upon its receipt of notice of the assertion against any of the Borrowers of a claim for withdrawal liability, (ii) upon the occurrence of any event which, to the best of Borrowers' knowledge, would trigger the assertion of a claim for withdrawal liability against Borrowers, and
(iii) upon the occurrence of any event which, to the best of Borrowers' knowledge, would place Borrowers in a Controlled Group (other than those Controlled Groups in which any of the Borrowers is a member as of the Closing
Date) as a result of which any member (including any of the Borrowers) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent which would result in a Material Adverse Effect.

     6.9 Submission of Collateral Documents: Borrowers will, on demand of Lender, make available to Lender copies of proof of the satisfactory performance of services that gave rise to an Account, a copy of the invoice for each Account and copies of any written contract or order from which an Account arose. Borrowers shall promptly notify Lender if an Account becomes evidenced or secured by an instrument or chattel paper and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender.

     6.10 Other Governmental Contracts: Borrowers will immediately notify Lender if any Account arises out of contracts with the United States or any department, agency or instrumentality thereof other than HCFA, and to the extent permitted under applicable law will execute any instruments and take any steps required by Lender so that all monies due and to become due under such contract shall be assigned to Lender and notice thereof given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act.

     6.11 Warranties for Future Advances: Each request by any of the Borrowers for an advance under the Revolving Credit in any form following the Closing Date shall constitute an automatic representation and warranty by Borrowers to the effect that:

          (a) No Event of Default, or event or condition which with the giving of notice or passage of time, or both, would constitute an Event of Default, then exists;

          (b) Each advance is within and complies with the terms and conditions of this Agreement; and

          (c) Each representation and warranty set forth in Section 5 of this Agreement is then true and correct in all material respects, as though made on the funding date for such advance, except for changes otherwise permitted by this Agreement or which are consented to by Lender in writing.

     6.12 Financial Covenants: Borrowers shall comply with the following financial covenants:

          (a) Unfunded Capital Expenditures - Borrowers shall not expend, on a consolidated basis, sums for Unfunded Capital Expenditures in excess of the following amounts during the following respective periods, all determined on a non-cumulative basis:

               Period                                       Amount

  August   1, 1999 through September 30, 1999               $320,000

  October  1, 1999 through November 30, 1999                $320,000

  December 1, 1999 through January 31, 2000                 $385,000

  February 1, 2000 through February 29, 2000                $225,000

          (b) EBITDA - Borrowers shall have achieved, on a consolidated basis, EBITDA of not less than the following amounts for the following respective periods:

               Period                                  Amount

  October  1, 1999 through October 31, 1999                 $45,000

  November 1, 1999 through November 30, 1999                $331,000

  December 1, 1999 through December 31, 1999                $377,000

  January  1, 2000 through January 31, 2000                 $556,000

  February 1, 2000 through February 29, 2000                $405,000

          (c) Book Net Worth - Borrowers shall have a Book Net Worth of not less than ($68,250,000) as of September 30, 1999.

          (d) Excess Formula Availability - Borrowers shall have and maintain, at all times, on a consolidated basis, measured at 4:00 p.m. on Friday of each week, an Excess Formula Availability of not less than $1,500,000 for the period commencing October 1, 1999, and ending on February 25, 2000; provided however, that for the period from October 1, 1999 through December 11, 1999 (solely for the purposes of this covenant), clause (i) of the definition of Excess Formula Availability shall mean "an amount equal to eighty percent (80%) of Qualified Accounts."

     6.13 Financial and Business Information: So long as Borrowers are indebted to Lender and the Revolving Credit has not been terminated, Borrowers shall deliver to Lender the following:

          (a) Financial Statements and Collateral Reports - in addition to such other data, reports, statements and information, financial or otherwise, as are already prepared in the ordinary course of Borrowers' business, as Lender may request, Borrowers shall provide the following: (i) a borrowing base certificate in a form acceptable to Lender no less than once a week, or more frequently as Lender may request, which shall include, but not be limited to, a report of sales, credits issued and collections received; (ii) reports of sales, collections, adjustments and all other information pertaining to Accounts, no less than once a week; (iii) monthly accounts receivable and payable aging schedules within twenty (20) days of the end of each calendar month, including reports of sales, credits issued, and collections received; and (iv) internally prepared monthly financial statements for Borrowers on a consolidated basis, certified by each Borrower's chief financial officer within forty-five (45) days of the end of each calendar month; (v) annual projections which shall include profit and loss statements, balance sheets and cash flow reports on a consolidated basis (presented on a monthly basis) for the succeeding fiscal year within thirty (30) days before the end of each of Borrowers' fiscal years; (vi) annual certified financial statements for Borrowers from their independent certified public accountants on a consolidated basis, acceptable to Lender within ninety (90) days after the end of each of Borrowers' fiscal years; and
(vii) an annual management letter prepared by Borrowers' independent certified public accountants and acceptable to Lender, within ninety (90) days after the end of each of Borrowers' fiscal years. Annual statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a consolidated balance sheet and statement of consolidated operations and consolidated cash flows and shall be prepared in accordance with GAAP;

          (b) Medicare and Medicaid Audit - promptly upon receipt, Borrowers' medicare and medicaid audit which shall be in substance satisfactory to Lender in Lender's sole discretion;

          (c) Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default under this Agreement, or which with the passage of time or the giving of notice, or both, would become an Event of Default hereunder, a written notice specifying the nature and period of existence thereof and what action Borrowers is taking (and proposes to take) with respect thereto;

          (d) Notice of Claimed Default - promptly upon receipt by Borrowers, a copy of any notice of default given to Borrowers by any creditor for borrowed money of Borrowers other than Lender; and

          (e) Securities and Other Reports - promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrowers to stockholders, and, a copy of each regular or periodic report, (including without limitation all 10-K and 10-Q reports), registration statement, or prospectus in respect thereof filed by Borrowers with any securities exchange or with any federal or state securities and exchange commissions or any successor agency.

     6.14 Officers' Certificates: Within forty-five (45) days of the end of each month and along with the set of financial statements delivered to Lender at the end of each fiscal year pursuant to Section 6.13(a) hereof, Borrowers shall deliver to Lender a certificate from Borrowers, executed by each Borrower's Chief Financial Officer in form and substance reasonably satisfactory to Lender setting forth:

          (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Sections 6 and 7 as of the end of the period covered by the financial statements then being furnished and any exhibits appended to such financial statements under Section 6.13; and

          (b) Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice, or both, would become an Event of Default hereunder, and if any such condition or event existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrowers have taken or proposes to take with respect thereto.

     6.15 Inspection: So long as Borrowers are indebted to Lender, each of the Borrowers will permit any of Lender's officers or other representatives to visit and inspect any of the Collateral of Borrowers, to examine and audit all of Borrowers' books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants. Upon Lender's request, Borrowers shall request all such accountants and auditors to exhibit and deliver to Lender copies of any and all of any Borrower's financial statements or other accounting records of any sort in the accountant's or auditor's possession. If an Event of Default is outstanding at the time of such inspection, such inspection shall be at Borrowers' expense (in addition to the Collateral

Management Fee) at the rate of $650 per person per day plus out-of-pocket costs and expenses for such activities.

     6.16 Tax Returns and Reports: At Lender's request from time to time, Borrowers shall promptly furnish Lender with copies of the annual federal and state income tax returns of Borrowers. Borrowers further agree that if requested by Lender, it shall promptly furnish Lender with copies of all reports filed with any federal, state or local governmental authority or agency, board or commission.

     6.17 Information to Participant: Lender may divulge to any participant or unless prohibited by applicable law, prospective participant it may obtain in the Loans, or any portion thereof, all information in its possession concerning Borrowers, their Property and financial condition, and furnish to such participant copies of reports, financial statements, projections, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

     6.18 Material Adverse Developments: Each of the Borrowers agree that promptly upon becoming aware of any development or other information outside the ordinary course of business (excluding matters of a general economic, financial or political nature) which would have a Material Adverse Effect, or of Lender's failure to perform any of its obligations to Borrowers under this Agreement it shall give to Lender telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made.

     6.19 Year 2000 Compliance: Each Borrower hereby agrees to take all action necessary to assure that all times the computer-based systems utilized by such Borrower and each of its Subsidiaries, if any, are able to effectively interpret, process and manipulate data, including dates before, on and after December 31, 1999. At Lender's request, each Borrower shall provide to Lender assurance satisfactory to Lender that the computer-based systems utilized by such Borrower and each of its Subsidiaries, if any, are able to recognize and perform without error functions involving dates before, on and after December 31, 1999.

     6.20 Accounts: Each Borrower agrees and covenants that such Borrower shall apply all future credits against the applicable Account(s) of such Borrower in a timely manner. At no time shall the aggregate of all Accounts (except for those Accounts due and owing from HCFA administering the Federal Medicare program) of all Borrowers outstanding and unpaid for more than one hundred and twenty (120) days past their respective original invoice dates exceed twenty percent (20%) of the total aggregate outstanding Accounts of all Borrowers. If a breach of the foregoing covenant continues for more than thirty (30) days, and in addition to (and without impairing, waiving, affecting or delaying any right to exercise) any other right, option, or remedy available to Lender, then Borrowers shall, at Lender's request, promptly retain for the remaining period of the Contract Term a collection agency to be selected by Borrower but acceptable to Lender, in its sole discretion, to provide assistance in the collection of past due Accounts of Borrowers.

     6.21 Retention of Consultant:

          (a) Borrowers shall continue to retain for the remaining period of the Contract Term a consultant to be selected by Borrower but acceptable to Lender, in its sole discretion, to provide financial and strategic advise, to validate Borrowers' projections, and to analyze, inter alia, the viability of each Borrower's business, profitability, ability to meet its current and long term obligations to the federal and state governments, on capital lease obligations and with respect to notes payable, the effect on the business, properties, assets, financial condition, results of operations or prospects of each Borrower of any monetary or non-monetary obligations resulting from the Year 2000 Problem, and the effect on each Borrower of the scheduled bank amortization under the terms of the proposed Spin-Off. Upon receipt by Borrowers of any written reports by such consultant, Borrowers shall promptly deliver a copy of such report to Lender.

          (b) Lender shall have the right to engage a consultant or investment banker at any time to assist Lender in its analysis and evaluation of Borrowers' finances and operations and Collateral, and for such purpose, Borrowers shall permit any such advisor to Lender to have access to Borrowers' books and records and Property. Prior to occurrence of an Event of Default, the expense of any such advisory services shall be borne by Lender.

     6.22 Reduction in Salaries: Borrowers shall continue to impose for the remaining period of the Contract Term, a twenty percent (20%) reduction on the salaries of Stephen Savitsky and David Savitsky.

     6.23 Payment Plan: Borrowers shall deliver to Lender prior to October 29, 1999, evidence that a payment plan has been agreed upon in writing between Borrower and HCFA in connection with the repayment of PIP overpayments and the audit adjustments for Medicare cost reports, such plan to be under terms and conditions acceptable to Lender.


                  SECTION 7 - BORROWERS' NEGATIVE COVENANTS

     Borrowers covenant that until all of Borrowers' liabilities and obligations to Lender are paid and satisfied in full and the Revolving Credit has been terminated, that without Lender's prior consent:

     7.1  Merger, Consolidation, Dissolution or Liquidation:

          (a) None of the Borrowers shall sell, lease, license, transfer or otherwise dispose of its Property, other than (i) inventory sold in the ordinary course of such Borrower's business, (ii) obsolete equipment office furniture or vehicles, (iii) to another Borrower, (iv) equipment or office furniture or vehicles with a value of less than $5,000 and (v) the sublease of office space, and the sale of a franchise consistent with Borrowers' current business practices.

          (b) None of the Borrowers shall merge or consolidate with any other Person, or commence a dissolution or liquidation, provided, however, that any Borrower or Subsidiary of any Borrower may merge into another Borrower or dissolve and distribute its assets to another Borrower.

          (c) None of the Borrowers shall permit their names to be changed without at least thirty (30) days prior written notice to Lender.

     7.2 Acquisitions: Neither Borrowers nor any Subsidiaries shall acquire all or a material portion of the stock, securities or assets of any Person in any transaction or in any series of related transactions or enter into any sale or leaseback transaction without prior written approval of Lender.

     7.3  Liens and Encumbrances: None of the Borrowers or Subsidiaries shall
(i) cause or permit or (ii) agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien except:

          (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, repairmen, mechanics, carriers, warehousemen, landlords, and other like persons, provided the payment thereof is not at the time required by Section 6.1;

          (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws and in connection with leases or trade contracts; and

          (c) Existing liens described in Section 5.4 and on Exhibit "5.4" hereto.


     7.4  Transactions With Affiliates or Subsidiaries:

          (a) Subject to the provisions of Section 7.12 in respect of transactions with the ATC Group or Staff Builders, none of the Borrowers shall enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds (including, without limitation, the payment of management fees) to or with any Subsidiary or Affiliate (including, without limitation, any other Borrower), except for transactions with another Borrower in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business.

          (b) None of the Borrowers shall create or acquire any Subsidiary without Lender's prior written consent (except by merger with an existing Subsidiary).

     7.5 Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, none of the Borrowers or Subsidiaries shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any Person except existing guarantees.

     7.6 Distributions, Redemptions and Other Indebtedness: None of the Borrowers shall other than in connection with the Closing:

          (a) declare, pay or make any forms of Distribution to its shareholders, their successors and assigns;

          (b) make any payments on any existing or future indebtedness for borrowed money to any Person other than a Borrower (including subordinated indebtedness) except for payments to the holders of the indebtedness listed on Exhibit "7.6" attached hereto and made part hereof in accordance with the existing terms of such indebtedness; or

          (c) hereafter borrow money from any Person other than Lender or, if in the ordinary course, another Borrower.

     7.7 Loans and Investments: None of the Borrowers shall make or have outstanding loans, advances, or extensions of credit to, or capital contributions or investments in, any Person other than another Borrower in the ordinary course of such Borrower's business, or ownership of an inactive Subsidiary, including without limitation, any officers and directors of any Borrower.

     7.8 Use of Lender's Name: Borrowers shall not use Lender's name (or the name of any of Lender's affiliates) in connection with any of their business operations, provided that Borrowers may disclose to third parties that Borrowers have a deposit and borrowing relationship with Lender. Nothing herein contained is intended to permit or authorize Borrowers to make any contract on behalf of Lender.

     7.9 Change in Capital Stock: There shall occur no change in the ownership of any of the capital stock of any of the Borrowers, except with respect to (a) any merger by any Borrower or a Subsidiary of any Borrower into another Borrower, (b) the dissolution and distribution of the assets of any Borrower or Subsidiary of any Borrower to a Borrower, (c) the transfer of the capital stock of TLC from Staff Builders to the shareholders of Staff Builders in connection with the Spin-Off, or (d) the transfer of capital stock of each Borrower (other than TLC) from Staff Builders to TLC in connection with the Spin-Off.

     7.10 Miscellaneous Covenants:

          (a) None of the Borrowers shall become or be a party to any contract or agreement which would breach this Agreement, or breach, any other instrument, agreement or document to which any of the Borrowers are a party or by which they are or may be bound which breach would have a Material Adverse Effect.

          (b) None of the Borrowers shall carry or purchase any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

     7.11 Publicity: Lender (or Agent, if it is a syndicated deal), in and using its reasonable discretion, may disclose the existence of the credit facilities under this Agreement to a public forum, including, without limitation, "tombstone" announcements in the print media; provided however, Lender shall provide Borrowers with at least five (5) days notice of such disclosure, and, at Borrower's request, shall provide Borrowers with a copy of such disclosure.

     7.12 Transactions with Staff Builders and ATC Group: Notwithstanding any other provisions contained herein to the contrary, none of the Borrowers shall at any time (a) enter into the purchase, sale, or exchange of Property with; (b) make or have loans, advances, or extensions of credit to; (c) make capital contributions or investments in; (d) obtain or have borrowings from; or (e) become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of, Staff Builders or any member of the ATC Group (whether or not any such Person is an Affiliate of any Borrower), except for those transactions set forth on Exhibit "7.12" attached hereto and made part hereof.



                  SECTION 8 - DEFAULT

     8.1 Events of Default: Each of the following events shall constitute an event of default ("Event of Default") and Lender shall thereupon have the option to declare Borrowers in default under this Agreement, and all other existing and future agreements of any kind (related or unrelated) with Lender, and declare all Obligations of Borrowers to Lender, whether joint or several, matured or contingent, related or unrelated, due or to become due, (including, without limitation, liabilities on the Revolving Credit) immediately due and payable including, but not limited to, accrued and unpaid interest, outstanding principal, Expenses, advances to protect Lender's position and all of Lender's rights hereunder and thereunder, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the Events of Default set forth in subparagraphs (j), (k) or (l) shall automatically place Borrowers in default and cause an acceleration of Borrowers' indebtedness to Lender):

          (a)  Payments -

               (i) if any of the Borrowers fails to make any payment of principal or interest under the Loans when such payment is due and payable, or

               (ii) if at any time the outstanding principal balance of the Revolving Credit exceeds the Revolving Credit Borrowing Base; or

          (b) Other Charges - if any of the Borrowers fails to pay any other charges, fees or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement within five (5) days after the date when such payment is due and payable; or

          (c) Particular Covenant Defaults - if any of the Borrowers fails to perform or observe any covenant, condition or undertaking contained in this Agreement and such failure, with respect to sections 6.2(a), 6.2(e), 6.2(g) and
6.6 only, continues for more than thirty (30) days after an executive officer of Borrowers obtains knowledge thereof; or

          (d) Financial Information - if any statement, report, financial statement, or certificate made or delivered by any of the Borrowers or any of its officers, employees or agents, to Lender is not true and correct, in all material respects when made; or

          (e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction of a material portion of the Collateral; or

          (f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of any of the Borrowers contained in this Agreement, or in any other Loan Document, or in any other existing or future agreement between any of the Borrowers and Lender, is false, erroneous, or misleading in any material respect when made; or

          (g) Agreements with Others - if any of the Borrowers shall default beyond any grace period under any agreement with any other creditor for borrowed money (including the subordinated indebtedness) of any of the Borrowers, if as a result of such default the holder of such Borrowers' obligations declares or is permitted to declare any such obligation of such Borrower to become due prior to its maturity date or prior to its regularly scheduled date of payment; or

          (h) Other Agreements with Lender - if any of the Borrowers breaches or violates any material term of, or if a default or an Event of Default, occurs under, any other existing or future agreement (related or unrelated) between any of the Borrowers and Lender (subject to any applicable grace or cure period which may be contained in any such other agreement); or

          (i) Judgments - if any final judgment or judgments (in the aggregate) for the payment of money in excess of $50,000 shall be rendered by any court of record against any of the Borrowers unless satisfied or discharged within forty-five (45) days thereof; or

          (j) Assignment for Benefit of Creditors, etc. - if any of the Borrowers makes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by any of the Borrowers; or

          (k) Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of any of the Borrowers, or the commencement of any proceeding to avoid any transaction entered into by any of the Borrowers, or the commencement of any case or proceeding for reorganization or liquidation of any of the Borrowers' debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against any of the Borrowers; provided however, that Borrowers shall have forty-five (45) days to obtain the dismissal or discharge of an involuntary proceeding filed against any Borrower; it being understood that during such forty-five (45) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

          (l) Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any of the Borrowers or for any of the Borrowers' Property; or

          (m) Execution Process, etc. - the issuance of any execution or distraint process against any of the Borrowers, or any of their Property; or

          (n) Tax Liens - if a notice of a Lien, levy or assessment is filed of record with respect to any or all of any Borrower's assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any or all of any Borrower's assets except with respect to liens for state, county and municipal taxes only, which do not exceed $5,000 in the aggregate with all other such liens; or

          (o) Termination of Business - if any Borrower is enjoined, restrained or in any way prevented by court order or administrative proceeding from continuing to conduct, or any Borrower otherwise ceases to conduct, all or a material part of its business affairs except as permitted hereunder the results of which would have a Material Adverse Effect; or

          (p) Pension Benefits, etc. - if any of the Borrowers fails to comply with ERISA, with the result that grounds exist for the PBGC to commence proceedings to appoint a trustee under ERISA to administer Borrowers' employee benefit plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

          (q) Support Agreements - if any Support Agreement shall for any reason cease to be in full force and effect and if the reason is due to the death, disability or termination of employment of one of the parties to such Support Agreement after ninety (90) days has elapsed and Lender has sent Borrower notice of such event, or a default shall otherwise occur under such Support Agreement; or

          (r) Sale of Stock - if the stock of any of the Borrowers is sold or otherwise transferred other than in connection with a permitted merger; or

          (s) Investigations - any indication or evidence received by Lender that any of the Borrowers may have directly or indirectly been engaged in any type of activity which, in Lender's reasonable discretion may result in the forfeiture of any material Property to any governmental entity, federal, state or local; or

          (t) Change in Management - if any of Stephen Savitsky, David Savitsky, Dale Clift, or Willard Derr shall cease to have an active role in the management of Borrowers or such individuals collectively shall cease to exercise management control over Borrowers provided however, if any one or more of such individuals cease to be active in management or participation in exercising management control, then Borrowers shall have forty-five (45) days to replace such individual with a replacement reasonably acceptable to Lender; or

          (u) Payment of Pre-Dividend Property - if Borrowers fail to pay to Lender by October 29, 1999, the Pre-Dividend Property (as defined by that certain Escrow Agreement, dated as of September 17, 1999, by MSXI and Staff Builders) in an amount of Two Million Five Hundred Thousand Dollars ($2,500,000); or

          (v) Occurrence of Spin-Off - if the Spin-Off shall not have occurred by October 29, 1999, pursuant to terms and conditions acceptable to Lender.

     8.2  Rights and Remedies on Default:

          (a) In addition to all other rights, options and remedies granted to Lender under this Agreement, Lender may, upon or at any time after the occurrence of an Event of Default, terminate the Revolving Credit, cease making advances or extensions of credit thereunder, and exercise all other rights granted to it hereunder and all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

               (i) the right to take possession of, send notices regarding and collect directly, the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to any Borrower to an address designated by Lender);

               (ii) by its own means or with judicial assistance, enter any of the Borrowers' premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (b), below, without any liability for rent, storage, utilities or other sums, and Borrowers shall not resist or interfere with such action;

               (iii) require any of the Borrowers at Borrowers' expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender;

               (iv) the right to reduce the Maximum Revolving Credit Amount, modify the Revolving Credit Borrowing Base or any portion thereof or the advance rates or to modify the terms and conditions upon which Lender is willing to consider making advances under the Revolving Credit or to take additional reserves in the Revolving Credit Borrowing Base for any reason; and

     (b) Each of the Borrowers acknowledge that any Borrower's failure to cause all collections of Accounts to be paid directly to a lockbox and/or deposited into a cash collateral account as specified herein in Section 2.4, will result in the dissipation of Lender's Collateral and other irreparable harm to Lender for which money damages could not adequately compensate Lender. In the event of such a breach, Lender shall be entitled, in addition to all other rights and remedies which Lender may have at law or equity, to have an injunction issued by any court of Lender's choosing, enjoining and restraining Borrowers and any agents and employees thereof, from continuing such breach.

     (c) Each of the Borrowers hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made after the occurrence of an Event of Default hereunder, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers after the occurrence of an Event of Default hereunder. Borrowers covenant and agree not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.

     8.3 Nature of Remedies: After the occurrence of an Event of Default Lender shall have the right to proceed against all or any portion of the Collateral in any order and may apply such Collateral to the liabilities and obligations of Borrowers to Lender in any order. All rights and remedies granted Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Loans, and all other existing and future liabilities and obligations of Borrowers to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrowers, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. Notwithstanding the foregoing, Lender may, at any time in its sole discretion, relinquish or abandon any Collateral, interest therein, or portion thereof, for any reason whatsoever.

     8.4 Set-Off: If any bank account of any of the Borrowers with Lender or with any participant is attached or otherwise liened or levied upon by any third party, Lender (and any participant) need not await the running of any applicable grace period hereunder, but Lender (and such participant as agent for Lender) shall have and be deemed to have the immediate right of set-off and may apply the funds or amount thus set-off against any of the Borrowers' liabilities hereunder.

     8.5  Cross-Default and Cross-Collateralization:

          (a) The parties acknowledge and agree that (i) an Event of Default under the ATC Loan Documents presently constitutes an Event of Default hereunder, (ii) an Event of Default hereunder presently constitutes an Event of Default under the ATC Loan Documents, (iii) the collateral of Staff Builders and each member of the ATC Group presently secures all Obligations hereunder, and
(iv) the Collateral of Borrowers presently secures all obligations and liabilities of Staff Builders and each member of the ATC Group under the ATC Loan Documents.

          (b)  The parties hereby agree that if:

               (i) Lender shall have received prior to October 29, 1999, the Pre-Dividend Property (as defined by that certain Escrow Agreement, dated as of September 17, 1999, by MSXI and Staff Builders) in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) from Staff Builders which shall be applied against the obligations of Staff Builders and the ATC Group;

               (ii) the Spin-Off shall have occurred prior to October 29, 1999 pursuant to terms and conditions acceptable to Lender;

               (iii) Lender shall have received on the earlier of: (A) October 22, 1999, or (B) three (3) Business days before the occurrence of the Spin-Off, pro-forma balance sheets of Borrowers, Staff Builders and the ATC Group reflecting the proposed status of each after the occurrence of the Spin-Off, with adjusting entries with explanations, all of which shall be in form and substance satisfactory to Lender;

               (iv) Lender shall have received prior to October 29, 1999 evidence that, after giving effect to the payment described in subsection (i) above, Staff Builders and the ATC Group have a minimum Excess Borrowing Availability (as defined in the ATC Loan Documents) of One Million Two Hundred Thousand Dollars ($1,200,000); and

               (v) Lender shall have received prior to October 29, 1999 evidence that, after giving effect to the payment described in subsection (i) above, Borrowers have a minimum Excess Borrowing Availability of Two Million Dollars ($2,000,000),

               (vi) no Event of Default shall have occurred under Subsections 8.1(a)-(d), (f), (h), (j)-(o), (q) and (r) of the Loan Agreement and be continuing and no event shall have occurred which with the passage of time, the giving of notice or both would constitute an Event of Default under such subsections of the Loan Agreement;

               (vii) no Event of Default shall have occurred under Subsections 8.1(a)-(d), (f), (h), (j)-(o), (q) and (r) of the ATC Loan Agreement and be continuing and no event shall have occurred which with the passage of time, the giving of notice or both would constitute an Event of Default under such subsections of the ATC Loan Agreement;

               (viii) Lender shall have received on the date of the Spin-Off, a certificate from Borrowers, executed by each Borrower's Chief Financial Officer, certifying that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the date of Closing to the date of the Spin-Off, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default hereunder or under the ATC Loan Agreement or which is then, or with the passage of time or giving of notice, or both, would become an Event of Default hereunder of under the ATC Loan Agreement, then

                    (A) an Event of Default hereunder shall thereafter not constitute an Event of Default under the ATC Loan Documents;

                    (B) an Event of Default under the ATC Loan Documents shall thereafter not constitute an Event of Default hereunder;

                    (C) each Borrower shall no longer serve as a surety for all obligations of Staff Builders and the ATC Group under the ATC Loan Documents;

                    (D) Staff Builders and the ATC Group shall no longer serve as sureties for all Obligations of Borrowers under the Loan Documents;

                    (E) any and all collateral of Staff Builders and the ATC Group shall no longer secure the Obligations of Borrowers;

                    (F) any and all Collateral of Borrowers shall no longer secure the obligations of Staff Builders and the ATC Group under the ATC Loan Documents; and

                    (G) Dale Clift and Willard Derr shall no longer be subject to or bound by the terms and conditions set forth in those certain Management Support Agreements and Fraud Guarantees, each dated June 25, 1999, executed by each respectively in favor of Lender in conjunction with the execution of the ATC Loan Documents; and

                    (H) David Savitsky shall no longer be subject to or bound by the terms and conditions set forth in that certain Management Support Agreement and Fraud Guarantee, of even date herewith, executed by David Savitsky in favor of Lender in conjunction with the execution of this Agreement.

          (c) The parties agree and acknowledge that in order to effectuate the Spin-Off and upon fulfillment of the conditions set forth in Subsection (b) above, (i) Lender shall deliver a certificate to Borrowers or, if requested by Borrowers, to MSXI, certifying that all conditions set forth in Subsection (b) above have been fulfilled, (ii) Lender shall release its lien on and security interest in the stock of TLC, (iii) Lender shall deliver to Staff Builders the pledged stock of each Borrower in exchange for delivery to Lender of replacement certificates as described in clause
     (v) below, (iv) TLC shall execute and deliver to Lender a new stock pledge agreement covering the stock described in Subsection (iii) above, and (v) TLC shall deliver to Lender the original replacement stock certificates representing the stock of TLC in each Borrower (except for TLC), together with stock powers executed in blank by TLC. Nothing contained herein shall impair, limit, or affect the continuing validity, enforceability and priority of Lender's lien and security interest, and the priority thereof, in the stock of the Borrowers.


               SECTION 9 - MISCELLANEOUS

     9.1 Governing Law: This Agreement, and all related agreements and documents shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its otherwise applicable principles of conflicts of laws. The provisions of this Agreement and other agreements and documents referred to herein are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

     9.2 Integrated Agreement: The Revolving Credit Note, this Agreement, and all other Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights, remedies and security. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

     9.3  Waiver:

          (a) No omission or delay by Lender in exercising any right or power under this Agreement or any other Loan Document will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver of Lender's rights hereunder will be valid unless in writing and signed by Lender, and then only to the extent specified.

          (b) Borrowers release Lender, its officers, employees and agents, of and from any claims for loss or damage resulting from acts or conduct of any or all of them arising through the date hereof, unless caused by wilful misconduct or gross negligence.

     9.4  Time:

          (a) Whenever Borrowers shall be required to make any payment, or perform any act on a Saturday, Sunday or a legal holiday under the Laws of the Commonwealth of Pennsylvania or such other jurisdiction where Borrowers may be required to make any payment or perform any act, such payment may be made, or such act may be performed, on the next succeeding Business Day.

          (b) Time is of the essence in Borrowers' performance under all provisions of this Agreement and all other Loan Documents.

     9.5  Expenses of Lender:

          (a) At Closing and from time to time thereafter, Borrowers will pay, on demand, all accrued and unpaid expenses (including the reasonable fees and expenses of legal counsel for Lender) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration, audit and enforcement of this Agreement, and all related agreements and documents, the enforcement, protection and defense of the rights of Lender in connection with the Revolving Credit, the Collateral or otherwise hereunder, including the right to take possession of any Collateral and the proceeds thereof and to hold, collect, prepare for sale, sell and dispose of any Collateral, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the "Expenses").

          (b) Expenses shall also include but not be limited to (i) cost of reproducing this Agreement and related agreements and documents; (ii) filing and recording fees; and (iii) searches.

     9.6 Brokerage: Except as otherwise provided herein, this transaction was brought about and entered into by Lender and Borrowers acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrowers represent that they have not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, Borrowers will indemnify, defend and save Lender harmless against such claim and further will defend any action or actions to recover on such claim, at Borrowers' own cost and expense, including Lender's counsel fees. Borrowers further agree that until any such claim or demand is adjudicated in Lender's favor, the amount demanded shall be deemed a liability of Borrowers under this Agreement, secured by the Collateral.

     9.7  Notices:

          (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person, or sent by nationally recognized overnight courier service, or sent by certified or registered mail postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

               If to Lender to: Mellon Business Credit
                                Mellon Bank Center
                                1735 Market Street, 6th Floor
                                Philadelphia, PA  19103
                                Attn.: Jeffrey Saperstein

               with copies to:  Blank Rome Comisky & McCauley LLP
                                One Logan Square
                                Philadelphia, PA  19103
                                Attn.:    Harvey I. Forman, Esquire

               If to Borrowers: Tender Loving Care Health Care Services, Inc.
                                1983 Marcus Avenue
                                Lake Success, NY  11042
                                Attn.: Stephen Savitsky

               with copies to:  Richards and O'Neill
                                885 Third Avenue
                                New York, NY 10022-4873
                                Attn.: Floyd Wittlin, Esquire

          (b) All notices sent by Lender or Borrowers shall be deemed to be given when so received.

          (c) All notices and deliveries received by Lender from TLC shall be deemed to have been received from all Borrowers and all notices received by TLC shall be deemed to have been received by all Borrowers.

     9.8 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

     9.9 Survival: All warranties, representations, and covenants made by Borrowers herein, or in any other Loan Document or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Credit Note, regardless of any investigation made by Lender or on its behalf. All statements made by Borrower in any Loan Document such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all liabilities and obligations of Borrowers to Lender are satisfied in full.

     9.10 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. Lender may participate any or all of its rights or obligations hereunder with notice to, but without consent of Borrowers to any commercial lender, financial institution, or other entity not engaged in the same business as Borrowers. Except as expressly provided herein, Borrowers may not transfer, assign or delegate any of its duties or obligations hereunder. Lender may assign the Revolving Note, this Agreement and other Loan Documents to another financial institution as Lender in its discretion may determine.

     9.11 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

     9.12 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

     9.13 Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

     9.14 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrowers. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrowers' duty of performance, including, without limitation Borrowers' duties under any account or contract in which Lender has a security interest.

     9.15 Discharge of Taxes, Borrowers's Obligations, Etc.: Lender, in its discretion, shall have the right at any time, and from time to time, if Borrowers fail to do so, after reasonable notice, to (a) obtain insurance covering any of the Collateral as required hereunder (b) pay for the performance of any of Borrowers' obligations hereunder, (c) discharge taxes, liens, security interests or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes, liens, etc., and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances by Lender under this paragraph shall be deemed advances under the Revolving Credit, bear interest at the same rate applied to the Revolving Credit, until reimbursed to Lender and shall be secured by the Collateral. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

     9.16 Withholding and Other Tax Liabilities: Lender shall have the right to refuse to make any advances from time to time unless Borrowers shall, at Lender's request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrowers have properly deposited or paid, as required by applicable law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the loan. Until all of Borrowers' liabilities and obligations to Lender have been paid in full, Lender shall be entitled to continue to hold any and all of the Collateral until Borrowers have given to Lender evidence, reasonably satisfactory to Lender, that Borrowers have properly deposited or paid, as required by law, all federal withholding taxes due up to and including the date of such expiration or termination. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against Borrowers shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) upon reasonable prior notice to Borrowers to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrowers and further provided that by Borrowers' title to and its right to use, the Collateral are not materially adversely affected and Lender's lien and priority in the Collateral are not adversely affected, altered or impaired thereby. In order to pay any such lien, assessment or tax liability, Lender shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrowers to Lender with interest thereon, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrowers.

     9.17 Consent to Jurisdiction: Each of the Borrowers irrevocably consents to the jurisdiction of the Courts of Common Pleas of Philadelphia, Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking and irrevocably agrees to service of process as set forth in Section 9.7 hereof, to the address of Borrowers set forth herein.

     9.18 WAIVER OF JURY TRIAL: EACH OF THE BORROWERS HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO.

     9.19 Future Commitments: Except as expressly set forth in this Agreement, Lender has made no agreement or commitment to lend money or extend credit to Borrowers, or any of them, and has made no agreement or commitment to Borrowers, or any of them, to modify or consider any modification of any nature whatsoever of the terms of this Agreement.



           [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

                                   LENDER:

                                   Mellon Bank, N.A.


                                   By: /s/ Jeffrey Saperstein
                                      ----------------------------
                                   Name:  Jeffrey Saperstein
                                   Title: Vice President


BORROWERS:

Albert Gallatin Home Care, Inc.,
     a Delaware corporation

Albert Gallatin Services Corporation,
     a Pennsylvania corporation

Careco, Inc.,
     a Massachusetts corporation

Ethicare Certified Services, Inc.,
     a New York corporation

Home Health Care, Inc.,
     a Maryland corporation

Medvisit, Inc.,
     a North Carolina corporation

Personnel Industries, Inc.
     a Maryland corporation

Professional Detail Services, Inc.,
     a New York corporation

A Reliable Homemaker of Martin - St.
Lucie County, Inc.,
     a Florida corporation

S.B. Assured Home Care, Inc.,
     a Delaware corporation

S.B.H.F., Inc.,
     a New York corporation

S.B.P.P., Inc.,
     a Delaware corporation

Staff Builders, Inc.,
     a New York corporation

Staff Builders Home Health Care, Inc.,
     a Delaware corporation

Staff Builders International, Inc.,
     a New York corporation

Staff Builders Prescription Services, Inc., a Colorado corporation

Staff Builders Prescription Services, Inc., a Florida corporation

Staff Builders Services, Inc.,
     a New York corporation


St. Lucie Home Health Agency, Inc.,
     a Florida corporation

T.L.C. Home Health Care, Inc.,
     a Florida corporation

T.L.C. Medicare Services of Broward, Inc., a Florida corporation

T.L.C. Medicare Services of Dade, Inc.,
     a Florida corporation

T.L.C. Midwest, Inc.,
     a Delaware corporation

Tender Loving Care Health Care Services,
Inc.,
     a Connecticut corporation

Tender Loving Care Health Care Services,
Inc.,
     a Delaware corporation

Tender Loving Care Home Care Services,
Inc.,
     a New York corporation

Tender Loving Care Private Patient
Company, Inc.,
     a Florida corporation

U.S. Ethicare Corporation,
     a Delaware corporation

U.S. Ethicare Albany Corporation,
     a New York corporation

U.S. Ethicare Chautauqua Corporation,
     a New York Corporation

U.S. Ethicare Erie Corporation,
     a New York Corporation

U.S. Ethicare Niagara Corporation,
     a New York corporation

U.S. Ethicare Onondaga Corporation,
     a New York corporation

                                   By: /s/ Dale R. Clift
                                      ---------------------------------------
                                   Name:  Dale R. Clift
                                   Title: On behalf of and as Executive Vice
                                          President of each of the foregoing
                                          corporations


                                   Attest: /s/ Renee Silver
                                          -----------------------------------
                                   Name:  Renee Silver
                                   Title: Assistant Secretary, of each of
                                          the foregoing corporations